                                                                  Exhibit 10(bb)

                                DESCRIPTION OF
                          RESTRICTED STOCK UNIT AWARD

1.   Terms

The terms and conditions of the Restricted Stock Units (as defined below) are contained in the Award Certificate evidencing the grant of such shares, this Award Description and in the Olin 1991 Long Term Incentive Plan (the "Plan").

2.   Definitions

As used herein:

     "Award Agreement" means this Award Description.

     "Measurement Time" means with respect to a Vesting Period, the close of business on the last day of such Vesting Period.

     "Participant" means ____________________, a Salaried Employee.

     "Restricted Stock Unit" means a unit denominated as one phantom share of Olin Common Stock, granted pursuant to Section 6(c) of the Plan.

     "Vesting Period" means with respect to a Restricted Stock Unit, a period at the end of which such Restricted Stock Unit is to vest, such period being as set forth in the Restricted Stock Unit certificate representing such unit.

Other capitalized terms utilized but not defined herein have the meanings specified in the Plan.

3.   Vesting and Payment

(a) Except as otherwise provided in the Plan or herein, a Participant's interest in the Restricted Stock Units awarded to him shall vest only at the Measurement Time applicable to the Vesting Period for such Restricted Stock Units. Each Restricted Stock Unit not vested by the Measurement Time relating to such unit shall be forfeited.

(b) Each vested Restricted Stock Unit shall be payable to a Participant by delivery of one share of Olin Common Stock (subject to adjustment as provided in the Plan) following the Measurement Time, except as otherwise provided in Section 5 and in the Plan.

(c) The total amount of Restricted Stock Units vested in a Participant at each Measurement Time of an applicable Vesting Period shall be paid on or before September 15 following such Measurement Time except as specifically otherwise provided in the Plan or herein.

(d) Until further action of the Committee, if Restricted Stock Units are to be paid in cash, the Olin Common Stock will be valued at the average of the high and low sales prices thereof as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the fifth business day before such cash payment is due (or if the Olin Common Stock is not traded on such day, the first preceding day on which such stock is traded).

(e) Restricted Stock Units shall carry no voting rights nor be entitled to receive any dividends or other rights enjoyed by shareholders.

4.   Termination of Employment

(a) A Participant's outstanding Restricted Stock Units not yet vested and payable under the Vesting Period shall be forfeited if his or her employment terminates before the applicable Measurement Time either for cause or without Olin's written consent. If the Participant's employment should terminate before the applicable Measurement Time without cause and with Olin's written consent or by virtue of his or her death or total disability or retirement under an Olin pension plan, the Committee shall determine, in its sole discretion, which outstanding Restricted Stock Units not yet vested (including dividend equivalents thereon and related interest), if any, shall not be forfeited provided that in the case of Participants who are not officers or directors of Olin when their employment terminates and have not been such during the preceding six-month period, the Chief Executive Officer of Olin shall be authorized to make such determination.

5.   Change in Control

(a) Upon a Change in Control, Restricted Stock Units otherwise not yet vested shall be paid out in accordance with Section 9 of the Plan except that such payout shall be in the form of cash and not Olin Common Stock.

6.   Tax Withholding

(a) In lieu of requiring the Participant to pay in cash such federal, state or local taxes as may be applicable to the distribution of Restricted Stock Unit payouts ("withholding taxes"), the Participant may elect for withholding taxes to be paid by the Participant in shares of Olin Common Stock or in a combination of cash and shares of Olin Common Stock provided such election is approved by the Committee or in the case of Participants who are not officers or directors of Olin when their employment terminates and have not been such during the preceding six-month period, the Chief Executive Officer of Olin shall be authorized to make such determination. Shares delivered in payment for withholding taxes may be shares withheld by Olin upon distribution of Restricted Stock Units or shares already owned by the Participant as the Committee (or such Chief Executive Officer) approves.

7.   Miscellaneous

(a) By acceptance of the award of Restricted Stock Units, each employee agrees that such award is special compensation, and that any amount paid will not affect

      (i) the amount of any pension under any pension or retirement plan in which he or she participates as an employee of Olin,

     (ii) the amount of coverage under any group life insurance plan in which he or she participates as an employee of Olin, or

     (iii) the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.